Exhibit 5.1

November 27, 2007

Masimo Corporation

40 Parker

Irvine, CA 92618

Re:   Masimo Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Masimo Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-142171) of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement, relating to the completed underwritten public offering (the “Offering”) of an aggregate of 13,704,120 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), comprised of: (i) an aggregate of 3,287,494 shares of Common Stock sold by the Company, including 1,787,494 shares of Common Stock sold by the Company upon exercise of the over-allotment option granted to the underwriters of the Offering (the “Company Shares”); and (ii) an aggregate of 10,416,626 shares of Common Stock (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) sold by certain stockholders of the Company. The Registration Statement also includes the rights to purchase the Company’s Series A Junior Participating Preferred Stock (the “Rights”) issued pursuant to a Rights Agreement (the “Rights Agreement”) entered into by and between the Company and Computershare, Inc., as Rights Agent (the “Rights Agent”) on November 9, 2007. The Shares were sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the purchase agreement referred to in the Registration Statement (the “Purchase Agreement”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. As to certain factual matters, we have relied, without independent verification, on certificates of public officials and certificates of officers and representatives of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

Masimo Corporation November 27, 2007 Page 2

Based upon the foregoing, we are of the opinion that: (i) the Company Shares have been duly authorized by the Company, and are validly issued, fully paid and nonassessable; (ii) the Selling Stockholder Shares have been duly authorized by the Company, and are validly issued, fully paid and nonassessable; and (iii) the Rights have been duly authorized by the Company, and are validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP